Exhibit 8.3
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 14, 2022

Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda

Re:  Frontline Ltd.

Ladies and Gentlemen:
You have requested our opinion regarding certain United States federal income tax matters relating to Frontline Ltd. (the “Company”) and the holders of shares of the Company’s common stock, par value $1.00 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the registration statement on Form F-4 (File No. 333-          ), as amended (the “Registration Statement”), as initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on September 14, 2022, in connection with the Redomiciliation of the Company. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement in the section entitled “Taxation,” we hereby confirm that the opinion with respect to United States federal income tax considerations expressed in the discussion in the section listed above is the opinion of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinion and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement filed with the Commission on the date hereof. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP